Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bitmine Immersion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share(2)	Rule 457(o)	5,242,000	$2.16	$11,332,720	0.0000927	$1,049.62
Fees to be Paid	Equity	Common Stock issuable on exercise of Class A Warrants(2)	Rule 457(g)	550,000	$2.00	$1,100,000	0.0000927	$101.97
Fees to be Paid	Equity	Common Stock issuable on exercise of Class B Warrants(2)	Rule 457(g)	550,000	$5.00	$2,750,000	0.0000927	$254.93
Fees to be Paid	Equity	Common Stock issuable on exercise of Class C-1 Warrants(2)	Rule 457(g)	4,147,600	$2.00	$8,295,200	0.0000927	$768.97
Fees to be Paid	Equity	Common Stock issuable on exercise of Class C-2 Warrants(2)	Rule 457(g)	4,147,600	$4.00	$16,590,400	0.0000927	$1,537.93
Fees to be Paid	Equity	Common Stock issuable on exercise of Class C-3 Warrants(2)	Rule 457(g)	25,600	$1.25	$32,000	0.0000927	$2.97

	Total Offering Amounts					$40,090,320		$3,716.37
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$3,716.37

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(i) and Rule 457(o) under the Securities Act of 1933 (the "Securities Act").
(2)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.